Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ReShape Lifesciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(o)			$3,500,000	$153.10 per $1,000,000	$535.85
Total Offering Amounts					$3,500,000		$535.85
Total Fees Previously Paid							–
Total Fee Offsets							–
Net Fee Due							$535.85

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.